To The Board of Directors
Brilliant Sun Industry Co.
 and Yi Wan Group, Inc.


                       Consent of Independent Accountants


We consent to the incorporation by reference in the Registration Statement of Brilliant Sun Industry Co. on Form S-4 of our reports dated March 13, 2000 on our audits of the financial statements of Shun De Yi Wan Communication Equipment Plant Co., Ltd., Jiaozuo Yi Wan Hotel Co., Ltd. and Yi Wan Maple Leaf High Technology Agriculture Developing Ltd. Co. as of December 31, 1999, 1998, and 1997 and for the years then ended, which reports are incorporated by reference in the S-4 registration statement.







Certified Public Accountants

February 8, 2001